Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports First Quarter 2023 Results

FIRST QUARTER REVENUE AND EARNINGS OUTPERFORM PREVIOUSLY PROVIDED EXPECTATIONS

REAFFIRMING 2023 FULL-YEAR GUIDANCE

2023 First Quarter Results
•Sales of $241.3 million
•Adjusted sales of $232.2 million
•Gross profit of $42.8 million
•Adjusted gross profit of $43.0 million (18.5% of adjusted sales)
•Operating loss of $(4.0) million
•Adjusted operating loss of $(3.4) million ((1.5)% of adjusted sales)
•Adjusted EBITDA of $3.6 million (1.5% of adjusted sales)
•Loss per share (“EPS”) of $(0.27)
•Adjusted loss per share of $(0.25)
Reaffirming 2023 Full-year Guidance
•Adjusted EPS of $(0.10) - $0.10 (break-even midpoint)
•Adjusted sales of $960.0 - $990.0 million
•Adjusted gross margin of 20.5% - 21.25%
•Adjusted operating margin of 1.5% - 2.25%
•Adjusted EBITDA margin of 5.3% - 5.9% ($50.9 - $58.4 million)
•Updating adjusted tax expense guidance to $3.0 to $4.0 million (mid-point improvement of $1.5 million expected to largely be offset by incremental interest expense)

NOVI, Mich. – May 3, 2023 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2023, with sales of $241.3 million and loss per share of $(0.27). Adjusted sales for the first quarter were $232.2 million and adjusted EPS was $(0.25). Sales were adjusted to normalize the impact of electronic component spot buys recovered from customers of $9.1 million for the first quarter of 2023. The exhibits attached hereto provide reconciliation detail on this and all other normalizing adjustments of Non-GAAP financial measures used in this press release.
For the first quarter of 2023, Stoneridge reported gross profit of $42.8 million and adjusted gross profit of $43.0 million (18.5% of adjusted sales). Operating loss was $(4.0) million and adjusted operating loss was $(3.4) million ((1.5)% of adjusted sales). Adjusted EBITDA was $3.6 million (1.5% of adjusted sales).
Jim Zizelman, president and chief executive officer, commented, “Our first quarter financial performance exceeded the expectations that we outlined on our fourth quarter earnings call for both adjusted revenue and adjusted earnings per share primarily driven by strong revenue growth in our commercial vehicle end-markets and effective management of operating costs. We remain focused on operational excellence within our manufacturing facilities to drive gross margin improvement. Similarly, we expect margin expansion as we progress through the year as we finalize customer price agreements, recognize fixed cost leverage on revenue growth and focus on continued structural cost reductions.”
Zizelman continued, “Despite continued macroeconomic challenges in the first quarter of 2023, we remained focused on executing on our long-term growth strategy. In Control Devices, our first drive clutch actuator program, often referred to as the e-axle disconnect actuator, is one of the enabling technologies on the recently announced Corvette E-Ray. This actuator helps to enable the first electric all-wheel drive system that works in tandem with a V8 engine to optimize performance and represents another step forward in our powertrain electrification and actuation strategy. Similarly, we continued to make progress with our MirrorEye platform, focusing on our first OEM program in North America that launched in mid-April. Utilizing our existing platform, this system is unique in that it includes the camera embedded in a smaller production mirror to comply with the NHTSA requirements. These products showcase the execution of our long-term strategy across our entire portfolio as we continue to provide industry leading technologies to our customers.”
First Quarter in Review
Control Devices sales totaled $86.7 million, an increase of 2.0% relative to sales in the first quarter of 2022. This increase was primarily due to higher sales volumes in the North America passenger vehicle end-market, including incremental revenue from high demand actuation programs, partially offset by reductions in customer production volumes in China end-markets, particularly in the beginning of the quarter. First quarter adjusted operating margin was 1.6%, a 640 basis point reduction relative to the first quarter of 2022, primarily due to higher material costs as a result of unfavorable product mix and inflation, increased labor costs and relatively higher SG&A costs primarily due to a one-time favorable legal settlement recognized in the first quarter of 2022.
Electronics adjusted sales totaled $140.5 million, an increase of 29.8% relative to sales in the first quarter of 2022. This increase was driven by higher sales volumes in the commercial vehicle end-markets, including incremental sales from the ramp-up of recently-launched programs. This growth was partially offset by lower sales volume in the European off-highway vehicle end-market, primarily in the beginning of the quarter, and the unfavorable impact of foreign currency relative to the first quarter of 2022. First quarter adjusted operating margin was 1.2%, an improvement of 370 basis points relative to the first quarter of 2022 primarily due to increased contribution margin from higher sales, offset by an increase in material costs due to unfavorable foreign currency impact and inflation.
Stoneridge Brazil sales were $14.3 million, an increase of 18.4% relative to sales in the first quarter of 2022, primarily due to higher sales in OEM products. First quarter adjusted operating margin was 9.4%, an improvement of approximately 500 basis points, primarily due to contribution on higher sales.

Cash and Debt Balances
As of March 31, 2023, Stoneridge had cash and cash equivalents balances totaling $35.2 million. Total debt as of March 31, 2023 was $168.8 million.
The Company remains in compliance with the amended credit facility and expects to remain in compliance for the remainder of the year as financial performance is expected to continue to improve resulting in reduced leverage ratios.
The Company continues to focus on operating performance and working capital improvement to drive cash performance. As a result, the Company continues to expect that the net debt to EBITDA ratio will return to a more normalized level by the end of 2023 and is targeting a long-term net debt to EBITDA leverage ratio under 2.5x.

2023 Outlook
The Company reaffirmed its 2023 full-year guidance including adjusted sales guidance of $960.0 million to $990.0 million, adjusted gross margin guidance of 20.5% to 21.25%, adjusted operating margin guidance of 1.5% to 2.25% and adjusted EBITDA of $50.9 million to $58.4 million or 5.3% - 5.9% of adjusted sales.
The Company also reaffirmed full-year adjusted earnings per share guidance of $(0.10) to $0.10. The Company is reducing its full-year adjusted tax expense expectations to $3.0 million - $4.0 million. This represents a midpoint reduction of $1.5 million that is expected to be partially offset by incremental interest expense.
Matt Horvath, chief financial officer, commented “First quarter performance exceeded our previously provided expectations from both an adjusted revenue and adjusted EPS perspective, putting us in a good position to achieve our full-year 2023 guidance. As a result, we are reaffirming our full-year guidance with some relatively minor and offsetting adjustments to expected tax and interest expense.”
Horvath concluded, “We remain focused on operational excellence within our manufacturing facilities to drive gross margin improvement as well as continued price negotiations with our customers to offset incremental input costs including material and labor-related costs. Similarly, we expect to carefully manage our cost structure to ensure that the revenue growth we expect for the remainder of the year drives earnings performance going forward.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2023 first quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, May 4, 2023, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;

•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the impact of COVID-19, or other future pandemics, on the global economy, and on our customers, suppliers, employees, business and cash flows;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates or market perceptions;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) of our 10-K filed with the SEC.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2023 and 2022 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted loss before tax, adjusted net loss, adjusted earnings, loss per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense (benefit) and adjusted tax rate are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted loss before tax, adjusted net loss, adjusted loss per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense (benefit), adjusted tax rate should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), loss before tax, net loss, loss per share, tax expense (benefit), tax rate, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,165	$54,798
Accounts receivable, less reserves of $853 and $962, respectively	175,666	158,155
Inventories, net	168,701	152,580
Prepaid expenses and other current assets	43,604	44,018
Total current assets	423,136	409,551
Long-term assets:
Property, plant and equipment, net	107,591	104,643
Intangible assets, net	45,585	45,508
Goodwill	34,659	34,225
Operating lease right-of-use asset	13,352	13,762
Investments and other long-term assets, net	46,415	44,416
Total long-term assets	247,602	242,554
Total assets	$670,738	$652,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$1,456	$1,450
Accounts payable	131,996	110,202
Accrued expenses and other current liabilities	68,547	66,040
Total current liabilities	201,999	177,692
Long-term liabilities:
Revolving credit facility	167,393	167,802
Deferred income taxes	8,310	8,498
Operating lease long-term liability	10,043	10,594
Other long-term liabilities	6,750	6,577
Total long-term liabilities	192,496	193,471
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,513 and 27,341 shares outstanding at March 31, 2023 and December 31, 2022, respectively, with no stated value	—	—
Additional paid-in capital	225,956	232,758
Common Shares held in treasury, 1,453 and 1,625 shares at March 31, 2023 and December 31, 2022, respectively, at cost	(44,717)	(50,366)
Retained earnings	194,306	201,692
Accumulated other comprehensive loss	(99,302)	(103,142)
Total shareholders' equity	276,243	280,942
Total liabilities and shareholders' equity	$670,738	$652,105

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
(in thousands, except per share data)	2023	2022

Net sales	$241,325	$221,058
Costs and expenses:
Cost of goods sold	198,523	179,615
Selling, general and administrative	29,863	27,399
Design and development	16,968	17,028
Operating loss	(4,029)	(2,984)
Interest expense, net	2,746	1,786
Equity in loss of investee	171	81
Other expense, net	1,148	1,331
Loss before income taxes	(8,094)	(6,182)
(Benefit) provision for income taxes	(708)	1,493
Net loss	$(7,386)	$(7,675)

Loss per share:
Basic	$(0.27)	$(0.28)
Diluted	$(0.27)	$(0.28)

Weighted-average shares outstanding:
Basic	27,349	27,199
Diluted	27,349	27,199

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended March 31, (in thousands)	2023	2022

OPERATING ACTIVITIES:
Net loss	$(7,386)	$(7,675)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation	6,573	6,877
Amortization, including accretion and write-off of deferred financing costs	1,946	2,357
Deferred income taxes	(2,536)	(605)
Loss of equity method investee	171	81
Gain on sale of fixed assets	(886)	(94)
Share-based compensation expense	69	1,098
Excess tax deficiency related to share-based compensation expense	34	265
Changes in operating assets and liabilities:
Accounts receivable, net	(16,833)	(6,129)
Inventories, net	(15,228)	(9,812)
Prepaid expenses and other assets	1,943	(12,842)
Accounts payable	21,264	6,581
Accrued expenses and other liabilities	1,687	87
Net cash used for operating activities	(9,182)	(19,811)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(10,110)	(7,368)
Proceeds from sale of fixed assets	1,355	132
Net cash used for investing activities	(8,755)	(7,236)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	8,000	—
Revolving credit facility payments	(8,568)	(16,000)
Proceeds from issuance of debt	8,148	9,834
Repayments of debt	(8,475)	(10,311)
Repurchase of Common Shares to satisfy employee tax withholding	(1,224)	(669)
Net cash used for financing activities	(2,119)	(17,146)

Effect of exchange rate changes on cash and cash equivalents	423	34
Net change in cash and cash equivalents	(19,633)	(44,159)
Cash and cash equivalents at beginning of period	54,798	85,547

Cash and cash equivalents at end of period	$35,165	$41,388

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,494	$1,435
Cash paid for income taxes, net	$2,611	$1,491

Regulation G Non-GAAP Financial Measure Reconciliations
Reconciliation to US GAAP
Exhibit 1 - Reconciliation of Adjusted EPS

(USD in millions, except EPS)	Q1 2023		Q1 2023 EPS
Net Loss	$(7.4)		$(0.27)

Add: After-Tax Business Realignment Costs	1.0		0.04
Less: After-Tax Gain on Disposal of Fixed Assets	(0.6)		(0.02)
Add: After-Tax Environmental Remediation Costs	0.1	—	—
Adjusted Net Loss	$(6.9)		$(0.25)

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Income (Loss) Before Tax	$(6.2)	$(6.9)	$1.7	$0.7	$(8.1)

Interest expense, net	1.8	1.2	1.8	2.2	2.7
Depreciation and amortization	8.7	8.5	8.3	8.2	8.3
EBITDA	$4.3	$2.8	$11.8	$11.1	$3.0

Add: Pre-Tax Business Realignment Costs	—	—	0.3	—	1.3
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	—	—	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	—	—	—	0.1
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.6)	—	—	—
Adjusted EBITDA	$4.3	$2.3	$12.1	$11.1	$3.6

Exhibit 3 – Adjusted Gross Profit

(USD in millions)	Q1 2022	Q1 2023
Gross Profit	$41.4	$42.8

Add: Pre-Tax Business Realignment Costs	—	0.2
Adjusted Gross Profit	$41.4	$43.0

Exhibit 4 - Adjusted Operating Loss

(USD in millions)	Q1 2022	Q1 2023
Operating Loss	$(3.0)	$(4.0)

Add: Pre-Tax Business Realignment Costs	—	1.3
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	0.1
Adjusted Operating Loss	$(3.0)	$(3.4)

Exhibit 5 – Segment Adjusted Operating Income (Loss)
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q1 2022	Q1 2023
Control Devices Operating Income	$6.8	$2.1

Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	0.1
Control Devices Adjusted Operating Income	$6.8	$1.4

Reconciliation of Electronics Adjusted Operating Income (Loss)

(USD in millions)	Q1 2022	Q1 2023
Electronics Operating Income (Loss)	$(2.7)	$1.4

Add: Pre-Tax Business Realignment Costs	—	0.3
Electronics Adjusted Operating Income (Loss)	$(2.7)	$1.7

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q1 2022	Q1 2023
Stoneridge Brazil Operating Income	$0.5	$1.3

Add: Pre-Tax Business Realignment Costs	0.0	—
Stoneridge Brazil Adjusted Operating Income	$0.5	$1.3

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q1 2022	Q1 2023
Sales	$221.1	$241.3

Less: Sales from Spot Purchase Recoveries	(24.4)	(9.1)
Adjusted Sales	$196.6	$232.2

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q1 2022	Q1 2023
Electronics Sales	$132.7	$149.6

Less: Sales from Spot Purchase Recoveries	(24.4)	(9.1)
Electronics Adjusted Sales	$108.3	$140.5

Exhibit 8 – Reconciliation of Adjusted Tax Rate

(USD in millions)	Q1 2023	Tax Rate
Loss Before Tax	$(8.1)

Add: Pre-Tax Business Realignment Costs	1.3
Less: Pre-Tax Gain on Disposal of Fixed Assets	(0.8)
Add: Pre-Tax Environmental Remediation Costs	0.1
Adjusted Loss Before Tax	$(7.5)

Income Tax Benefit	(0.7)	8.7%

Add: Tax Impact from Pre-Tax Adjustments	0.1

Adjusted Income Tax Benefit	$(0.6)	7.6%